EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Press Contact:	Jennifer Keavney Network Associates (408) 346-3278

Investor Contact:	Kelly Blough Network Associates (408) 346-3481

NETWORK ASSOCIATES UPDATES TIMING FOR FINANCIAL RESULTS

     SANTA CLARA, Calif., Sept. 29, 2003 — Network Associates, Inc. (NYSE: NET) today announced revised timing for the filing of its restated financial results. This will also extend the time for filing of the company’s 2002 Form 10-K, and Q1 and Q2 2003 Form 10-Qs. Network Associates currently expects to file all these documents with the SEC by October 31, 2003.

     The Company announced in March of this year that it would restate its 1998, 1999 and 2000 financial statements to reflect revenue on sales to distributors on a sell-through basis, which is how the company has reported sales to distributors since January of 2001, and for other matters. Network Associates continues to work with its advisors to complete the restatement, and while the effort is nearing completion the additional time is designed to assure accuracy and completeness of the restatement.

     “This revised timing is the result of our absolute commitment to the accuracy and integrity of our restated numbers,” said Stephen C. Richards, Chief Operating Officer and Chief Financial Officer for Network Associates. “Completing this restatement is critical to our business and an important and significant step forward for Network Associates.”

About Network Associates

With headquarters in Santa Clara, Calif., Network Associates, Inc. creates best-of-breed computer security solutions that prevent intrusions on networks and protect computer systems from the next generation of blended attacks and threats. Offering two families of products, McAfee System

Protection Solutions, securing desktops and servers, and McAfee Network Protection Solutions, ensuring the protection and performance of the corporate network, Network Associates offers computer security to large enterprises, governments, small and medium sized businesses, and consumers. These two product portfolios incorporate Network Associates’ leading McAfee, Sniffer and Magic product lines. For more information, Network Associates can be reached at 972-963-8000 or on the Internet at http://www.networkassociates.com/.

NOTE: Network Associates, McAfee, Sniffer and Magic Solutions are registered trademarks of Network Associates, Inc. and/or its affiliates in the United States and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

Safe Harbor Statement

The foregoing news release contains forward-looking statements. Forward-looking statements include those regarding the timing for filing the Company’s 2002 Form 10-K and the Company’s Form 10-Q reports for the first and second quarters of 2003, as well as the restated financial statements. The full impact of the restatement is unknown and the time for filing these items may be delayed, for among other reasons, to address matters raised by the Securities and Exchange Commission and Department of Justice.